Exhibit 107
Calculation of Filing Fee Tables

Form S-3
(Form Type)

Bellicum Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share
	Equity	Preferred Stock, par value $0.01 per share
	Debt	Debt Securities
	Other	Warrants
	Unallocated (Universal) Shelf	—	Rule 457(o)	(1)	(2)	$200,000,000 (2)	.0000927	$18,540 (3)
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	Equity	Common Stock, par value $0.01 per share
	Equity	Preferred Stock, par value $0.01 per share
	Debt	Debt Securities
	Other	Warrants
	Unallocated (Universal) Shelf	—	Rule 415(a)(6)	(4)		$200,000,000 (2)			S-3	333-232771	07/30/2019	$24,240
	Total Offering Amounts					$200,000,000		$18,540
	Total Fees Previously Paid							$24,240 (4)
	Total Fee Offsets							—
	Net Fees Due							—

(1)
There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate principal amount of debt securities and such indeterminate number of warrants to purchase common stock, preferred stock or debt securities as shall have an aggregate initial offering price not to exceed $200,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $200,000,000, less the aggregate dollar amount of all securities previously issued hereunder. The securities registered also include such indeterminate amount of all securities previously issued hereunder. The securities registered also include such indeterminate number of shares of common stock, preferred stock and amount of debt securities as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act.
(4)	The $200,000,000 of securities registered pursuant to this registration statement includes $200,000,000 of unsold securities that were previously registered under the registrant’s Registration Statement on Form S-3 (File No. 333-232771), which was declared effective on July 30, 2019. Pursuant to Rule 415(a)(6) under the Securities Act, filing fee paid in connection with such unsold securities was $24,240 and will continue to apply to such unsold securities registered hereby.